EXHIBIT 99.1

ESSA Bancorp, Inc. Announces Fiscal 2020 Fourth Quarter and Full Year Financial Results

Stroudsburg, PA. – October 28, 2020 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $1.9 billion asset financial institution providing full service commercial and retail banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the three and twelve months ended September 30, 2020.

Net income was $3.8 million, or $0.38 per diluted share, for the three months ended September 30, 2020, up 3% compared with $3.7 million, or $0.35 per diluted share, for the three months ended September 30, 2019. Net income for the twelve months ended September 30, 2020 was $14.4 million, or $1.39 per diluted share, a 14% increase compared with $12.6 million, or $1.18 per diluted share, for the twelve months ended September 30, 2019.

Gary S. Olson, President and CEO, commented: “The Company’s earnings in the fiscal fourth quarter and full year reflect accomplishments by the entire ESSA team to address challenges in a changing and uncertain environment, while creating opportunities to increase efficiencies and generate significant year-over-year noninterest income growth. Our financial performance enabled us to continue the trend of creating value for shareholders, reflected by higher tangible book value per share, and the continued payment of a quarterly per-share cash dividend.

“Our net interest income increased for the quarter and full year periods compared to the same periods in the prior year. In this very low interest rate environment, our cost of funds decreased faster than the yield on our interest earning assets. Net interest income also reflects the positive impact from a balance sheet deleveraging strategy that the Company executed during the fourth quarter of 2020.”

“We were particularly pleased with the improvement in noninterest income, which in both the quarter and annual fiscal 2020 periods, increased sharply from a year earlier. The primarily drivers of the increase were fee income from commercial loan swaps, gain on the sale of investment securities and income from the sale of long-term, fixed-rate mortgages into the secondary market.

“Residential housing activity has been brisk in our markets, particularly in the Poconos, which has had an increased number of home sales and median home pricing growth not seen in many years. This may partially reflect some national trends of more people expecting to permanently work from home and moving from major urban areas. We also remain busy as a commercially focused financial institution as we continue our longstanding commitment to grow commercial loans as a percentage of total loans. Even with continued physical restrictions at our branches, the number of transactions processed has remained consistently high and our deposit balances have grown. Overall, we continue to maintain high levels of service and operations while ensuring the health and safety of our employees and customers.

“The Company’s portfolio of commercial and residential mortgage loans demonstrated overall sound quality, and there were relatively few requests for payment relief in the fiscal fourth quarter of 2020. We continue to monitor credit quality across our entire loan portfolio. Borrowers requesting payment relief, which amounted to 12.4% of our total loans outstanding at June 30, 2020 declined significantly, to 4.5% of total loans outstanding at September 30, 2020. Loans still in forbearance at September 30, 2020 included $56.2 million in commercial real estate, $2.1 million in commercial, $5.0 million in mortgage and $179,000 in auto. We continued to conservatively reserve for loan losses to reflect ongoing economic uncertainty and are diligently monitoring credit and have increased communications with customers to proactively address potential problems.

“As we enter a new fiscal year, we believe the Company is well positioned to maintain strong capital, liquidity and credit quality, risks that we have focused on since the outset of the crisis, to insure that we can continue to perform well in these challenging and changing economic times.”

SELECTED FINANCIAL HIGHLIGHTS

•

During the fourth quarter of fiscal 2020, the Company identified approximately $123.0 million of higher cost FHLB advances with a weighted average coupon of approximately 2.0%. The Company utilized the proceeds from the sale of approximately $89.0 million of investment securities along with approximately $34.0 million of cash to prepay the identified FHLB advances. The gain from the sale of the investment securities approximated the prepayment penalty for the prepayment of the FHLB advances. The assets used for this transaction had a weighted average yield of approximately 1.41%. The investment securities represented agency mortgage backed securities and collateralized mortgage obligations. The yields on these investment securities had been declining over the past several months as a result of faster prepayments caused by the current low interest rate environment. The annualized increase in net interest income as a result of this deleverage strategy is anticipated to be approximately $600,000.

•

Net interest income increased for the three months and twelve months of fiscal 2020 compared to the three and twelve months of fiscal 2019 as the Company balanced year-over-year declines in interest rates with growth and balance sheet restructuring.

•

Noninterest income growth contributed to the Company’s net income, rising to $2.7 million, net of the deleverage gain in the fiscal fourth quarter of 2020 compared with $2.1 million a year earlier and increased to $10.7 million, net of the deleverage gain, in fiscal 2020 from $8.2 million in fiscal 2019. In both the quarterly and annual periods of fiscal 2020, the Company recorded year-over-year growth in income from loan swap fees, gain on sale of investments and gain on sale of fixed-rate, long-term residential mortgages to the secondary market.

•

Noninterest expense increased year-over-year in the three and twelve months of fiscal 2020, reflecting a $2.5 million charge related to the prepayment of an FHLB advance. Net of this charge, operating expenses were essentially flat in both 2020 periods compared to the prior year’s periods.

•

Total assets were $1.9 billion at September 30, 2020 compared with $1.8 billion a year earlier, primarily reflecting additional cash and cash equivalents and increased net loans. Assets declined from $2.0 billion at June 30, 2020, primarily reflecting the deleverage transaction previously discussed.

•

Focusing on maintaining strong liquidity, the Company held $155.9 million in cash and cash equivalents at September 30, 2020, a $103.7 million increase from September 30, 2019 as a result of balance sheet adjustments made to mitigate potential risks early in the pandemic along with continued deposit growth.

•

Total net loans at September 30, 2020 were $1.42 billion compared with $1.33 billion at September 30, 2019, primarily reflecting organic growth in residential and commercial loans and the addition of approximately $77 million in Paycheck Protection Program (“PPP”) loans. Annual loan growth was partially offset by declines in indirect auto loan balances of $42.2 million as the Company continued exiting this business and the sale of $30.3 million of residential mortgage loans. The Company maintained its focus on credit quality and increased its loan loss provision based on economic conditions. Nonperforming assets were 1.09% of total assets at September 30, 2020, compared with 1.02% of total assets at June 30, 2020 and 0.57% of total assets at September 30, 2019. The allowance for loan losses was 1.07% of loans outstanding at September 30, 2020, compared with 1.00% at June 30, 2020 and 0.94% at September 30, 2019.

•

Core deposits (demand accounts, savings and money market) increased year-over-year, comprising 70% of total deposits at September 30, 2020. The increase reflected increased commercial customer deposits, including PPP and incentive funds not deployed, and demand retail deposits. Total deposits grew by $200.9 million from September 30, 2019 through September 30, 2020.

•	The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 9.08% at September 30, 2020, exceeding regulatory standards for a well-capitalized institution.

•	Total stockholders’ equity increased to $191.4 million at September 30, 2020 compared with $189.5 million at September 30, 2019.

•	Tangible book value per share at September 30, 2020 increased 5.38% to $16.26, compared with $15.43 at September 30, 2019.

•	The Company paid a cash dividend of $0.11 per share on September 30, 2020.

Fiscal Fourth Quarter, Twelve Months 2020 Income Statement Review

Total interest income was $15.4 million for the three months ended September 30, 2020 compared with $16.8 million for the three months ended September 30, 2019 reflecting a decline in interest rates and, therefore, a decrease in the total yield on average interest earning assets from 3.92% for the quarter ended September 30, 2019 to 3.25% for the quarter ended September 30, 2020. The decline in rates was partially offset by growth of $175.1 million in average interest earning assets.

Interest expense was $2.9 million for the quarter ended September 30, 2020 compared to $5.1 million for the same period in 2019. A decline in the cost of funds from 1.44% for the 2019 period to 0.77% for the 2020 period was offset, in part, by growth of $93.2 million in average interest-bearing liabilities. As noted, the Company significantly reduced wholesale interest-bearing liabilities in the fiscal fourth quarter of 2020 with its deleverage strategy.

Total interest income was $64.1 million for the twelve months ended September 30, 2020 compared with $67.8 million for the twelve months ended September 30, 2019. Interest expense was $15.9 million for the twelve months ended September 30, 2020 compared with $20.7 million for the same period in 2019. A decline in the total yield on average interest earning assets from 3.93% for the year to date period ended September 30, 2019 to 3.57% for the same period in 2020 was offset, in part, by growth of $72.2 million in average interest earning assets. A decrease in the cost of funds to 1.08% for the 2020 period from 1.43% for the 2019 period, offset in part, by an increase of $17.7 million in average interest-bearing liabilities, was the primary driver of the decrease in interest expense. Net interest income was $12.4 million for the three months ended September 30, 2020 compared to $11.7 million for the three months ended September 30, 2019. The net interest margin for the fourth quarter of fiscal 2020 was 2.64%, compared with 2.73% for the fourth quarter of fiscal 2019. The net interest rate spread was 2.48% for the fourth quarter of fiscal 2020, compared with 2.48% for the fiscal fourth quarter of 2019.

For the twelve months ended September 30, 2020, net interest income was $48.2 million compared with $47.0 million for the twelve months ended September 30, 2019, reflecting relatively stable income from loans, offset by lower income from investment securities. Total interest expense declined sharply in fiscal 2020 compared with the previous year. The net interest margin for the twelve months of fiscal 2020 was 2.68% compared with 2.73% for the twelve months of fiscal 2019. The net interest rate spread was 2.49% for the twelve months of fiscal 2020, compared with 2.50% for the twelve months of fiscal 2019.

Net interest income after provision for loan losses in the three and twelve months of fiscal 2020 reflected a higher provision for loan losses, primarily reflecting prudent reserving practices in light of economic conditions and uncertainties. The Company’s provision for loan losses was $1.1 million for the three months ended September 30, 2020, compared with $200,000 for the three months ended September 30, 2019. The Company’s provision for loan losses was $3.3 million for the twelve months ended September 30, 2020 compared with $2.1 million for the twelve months ended September 30, 2019.

Noninterest income increased $3.1 million or 149% to $5.2 million for the three months ended September 30, 2020, compared with $2.1 million for the three months ended September 30, 2019. The Company’s deleverage transaction contributed $2.5 million to the increase in noninterest income. Net of this gain, the increase for the quarter was $593,000 or 28.2%. Noninterest income in the fiscal fourth quarter of 2020 included approximately $676,000 in gains on sales of residential mortgages, primarily 30-year fixed rate loans. Loan swap fees were $94,000 in fiscal fourth quarter 2020 compared to no similar fees in fiscal fourth quarter 2019.

For the twelve months ended September 30, 2020, noninterest income was $13.3 million compared with $8.2 million for the twelve months ended September 30, 2019. The increase in noninterest income year over year, net of the deleverage gain, was $2.6 million or 31.3%. For the twelve months ended September 30, 2020, gains on the sale of loans and investment securities increased $1.5 million and $2.9 million, respectively. Loan swap fees were $1.3 million for the twelve months ended September 30, 2020, compared to no similar fees in the comparable period in 2019.

Noninterest expense was $11.9 million for the three months ended September 30, 2020 compared with $9.2 million for the comparable period a year earlier. Net of the prepayment penalty, noninterest expense was $9.4 million for the three months ended September 30, 2020. Noninterest expense was $40.6 million for the twelve months ended September 30, 2020 compared with $38.1 million for the comparable period a year earlier. Net of the prepayment penalty, noninterest expense was $38.1 million for the twelve months ended September 30, 2020.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets increased $94.1 million to $1.89 billion at September 30, 2020, from $1.80 billion at September 30, 2019, primarily due to increases in cash and cash equivalents and loans receivable, offset in part by a decline in investment securities available for sale.

Cash and cash equivalents increased $103.7 million during the first twelve months of fiscal 2020 as a result of the previously discussed pandemic-driven balance sheet adjustments made to grow cash to mitigate potential liquidity risks. At September 30, 2020 cash and cash equivalents were $155.9 million compared with $52.2 million at September 30, 2019. The Company built the majority of its cash position in the fiscal second quarter of 2020 through increased longer-term borrowings at attractive rates and has maintained that position throughout the remainder of fiscal 2020.

Total net loans increased to $1.42 billion at September 30, 2020 from $1.33 billion at September 30, 2019, reflecting growth in residential mortgages, construction loans and both commercial real estate and commercial and industrial loans. Residential real estate loans were $610.4 million at September 30, 2020, up $12.9 million from September 30, 2019. The Company sold $30.3 million in residential mortgage loans to the Federal Home Loan Bank of Pittsburgh during the fiscal year. Indirect auto loans declined to $39.8 million at September 30, 2020 from $82.0 million at September 30, 2019, reflecting expected runoff of the portfolio following the Company’s previously announced discontinuation of indirect auto lending in July 2018.

Commercial real estate loans were $509.6 million at September 30, 2020, up from $480.6 million at September 30, 2019. Commercial loans (primarily commercial and industrial) increased to $139.6 million at September 30, 2020 from $55.6 million at September 30, 2019 due primarily to PPP loans of $76.8 million.

Total deposits were $1.54 billion at September 30, 2020 up 15.0% compared with $1.34 billion at September 30, 2019. Core deposits (demand accounts, savings and money market) were $1.08 billion, or 70% of total deposits, at September 30, 2020 compared to $900.3 million, or 67.04% of total deposits, at September 30,

2019. Noninterest bearing demand accounts exhibited strong year-over-year growth, increasing 38% to $242.6 million, interest bearing demand accounts grew 22% to $274.7 million and money market accounts grew 10% to $401.9 million. Total borrowings decreased $122.4 million to $125.9 million at September 30, 2020 from $248.3 million at September 30, 2019 primarily as a result of the deleverage transaction discussed earlier.

Nonperforming assets totaled $20.6 million, or 1.09% of total assets, at September 30, 2020, up from $10.3 million, or 0.57% of total assets, at September 30, 2019. The primary reason for the increase in nonperforming assets at September 30, 2020 as compared to September 30, 2019 was the addition of two nonperforming commercial real estate loans totaling $9.3 million. The Company notes these loans are well collateralized and carry personal guarantees.

For the three months ended September 30, 2020, the Company’s return on average assets and return on average equity were 0.76% and 7.77%, compared with 0.82% and 7.72%, respectively, in the comparable period of fiscal 2019. For the twelve months ended September 30, 2020, the Company’s return on average assets and return on average equity were 0.76% and 7.43%, compared with 0.69% and 6.80%, respectively, in the comparable period of fiscal 2019.

The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 9.08% at September 30, 2020, exceeding regulatory standards for a well-capitalized institution.

Total stockholders’ equity increased $1.9 million to $191.4 million at September 30, 2020, from $189.5 million at September 30, 2019, primarily reflecting net income growth, offset in part by a decline in comprehensive income, dividends paid to shareholders and changes in treasury stock. Tangible book value per share at September 30, 2020 was $16.26, compared with $15.43 at September 30, 2019.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.9 billion and has 22 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports. In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves. The adverse effect of the COVID-19 pandemic on the Company, its customers and the communities where it operates will continue to adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2020	September 30, 2019
	(dollars in thousands)
ASSETS
Cash and due from banks	$101,447	$48,426
Interest-bearing deposits with other institutions	54,470	3,816

Total cash and cash equivalents	155,917	52,242
Investment securities available for sale, at fair value	212,484	313,393
Loans receivable (net of allowance for loan losses of $15,400 and $12,630)	1,418,182	1,328,653
Regulatory stock, at cost	7,344	11,579
Premises and equipment, net	14,230	14,335
Bank-owned life insurance	40,546	39,601
Foreclosed real estate	269	240
Intangible assets, net	791	1,066
Goodwill	13,801	13,801
Deferred income taxes	5,993	5,122
Other assets	23,958	19,395

TOTAL ASSETS	$1,893,515	$1,799,427

LIABILITIES
Deposits	$1,543,695	$1,342,830
Short-term borrowings	111,713	107,701
Other borrowings	14,164	140,581
Advances by borrowers for taxes and insurance	7,858	6,700
Other liabilities	24,688	12,107

TOTAL LIABILITIES	1,702,118	1,609,919

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	181,487	181,161
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(7,350)	(7,803)
Retained earnings	112,612	102,465
Treasury stock, at cost	(91,477)	(85,216)
Accumulated other comprehensive loss	(4,056)	(1,280)

TOTAL STOCKHOLDERS’ EQUITY	191,397	189,508

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,893,515	$1,799,427

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
	(dollars in thousands, except per share date)
INTEREST INCOME
Loans receivable, including fees	$13,710	$14,276	$55,668	$56,522
Investment securities:
Taxable	1,411	2,068	7,081	9,338
Exempt from federal income tax	40	48	181	335
Other investment income	201	370	1,142	1,564

Total interest income	15,362	16,762	64,072	67,759

INTEREST EXPENSE
Deposits	1,756	3,709	10,528	14,422
Short-term borrowings	672	549	2,254	3,471
Other borrowings	485	826	3,083	2,856

Total interest expense	2,913	5,084	15,865	20,749

NET INTEREST INCOME	12,449	11,678	48,207	47,010
Provision for loan losses	1,100	200	3,275	2,076

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,349	11,478	44,932	44,934

NONINTEREST INCOME
Service fees on deposit accounts	758	838	2,921	3,319
Services charges and fees on loans	404	331	1,389	1,225
Loan Swap Fees	94	—	1,294	—
Unrealized gains (losses) on equity securities	(5)	2	(8)	5
Trust and investment fees	335	365	1,380	1,099
Gain on sale of investments, net	2,546	—	2,927	44
Gain on sale of loans, net	676	—	1,467	—
Earnings on bank-owned life insurance	235	245	944	971
Insurance commissions	188	206	829	818
Other	10	114	112	676

Total noninterest income	5,241	2,101	13,255	8,157

NONINTEREST EXPENSE
Compensation and employee benefits	5,909	5,992	23,938	24,029
Occupancy and equipment	1,106	1,027	4,275	4,189
Professional fees	477	450	1,926	2,054
Data processing	958	890	4,173	3,648
Advertising	133	200	481	699
Federal Deposit Insurance Corporation (“FDIC”) premiums	228	(190)	720	417
Gain on foreclosed real estate	(130)	(12)	(69)	(81)
Amortization of intangible assets	68	74	276	309
Prepayment penalties on borrowings	2,504	—	2,504	—
Other	618	741	2,364	2,789

Total noninterest expense	11,871	9,172	40,588	38,053

Income before income taxes	4,719	4,407	17,599	15,038
Income taxes	897	699	3,183	2,415

NET INCOME	$3,822	$3,708	$14,416	$12,623

Earnings per share:
Basic	$0.38	$0.35	$1.39	$1.18
Diluted	$0.38	$0.35	$1.39	$1.18

Dividends per share	$0.11	$0.10	$0.44	$0.40

	For the Three Months		For the Twelve Months
	Ended September 30,		Ended September 30,
	2020	2019	2020	2019
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	1,969,616	$1,794,904	$1,897,667	$1,823,170
Total interest-earning assets	1,873,972	1,698,873	1,797,198	1,724,979
Total interest-bearing liabilities	1,493,389	1,400,211	1,466,640	1,448,975
Total stockholders’ equity	195,290	190,637	194,103	185,645

PER COMMON SHARE DATA:
Average shares outstanding - basic	10,159,246	10,562,770	10,347,483	10,733,166
Average shares outstanding - diluted	10,159,246	10,562,771	10,347,483	10,733,166
Book value shares	10,876,869	11,321,417	10,876,869	11,321,417

Net interest rate spread:	2.48%	2.48%	2.49%	2.50%
Net interest margin:	2.64%	2.73%	2.68%	2.73%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531